Exhibit 99.1

FOR IMMEDIATE RELEASE

THT HEAT TRANSFER TECHNOLOGY, INC. ANNOUNCES
THIRD QUARTER 2011 RESULTS

SIPING, CHINA — November 21, 2011 — THT Heat Transfer Technology, Inc. (NASDAQ:THTI, “the Company”, or “THT”), a leading provider of heat exchangers and heat exchange solutions in China’s clean technology industry, today announced its unaudited financial results for the third quarter ended September 30, 2011.

Third Quarter 2011 Financial Highlights

  Sales revenue decreased by 19.31% year-over-year to US$10.31 million.
  Gross profit decreased by 18.94% year-over-year to US$4.51 million.
  Gross margin was 43.75%, compared to 43.55% for the third quarter of 2010.
  Operating income decreased by 88.99% year-over-year to US$0.20 million.
  Net income attributable to common stockholders decreased by 92.17% year-over-year to US$0.12 million.
  Basic and fully diluted net income per share was US$0.01, as compared with net income per share of US$0.10 for the third quarter of 2010.

Chairman and Chief Executive Officer Guohong Zhao commented, “This quarter we saw a decline in our net revenue as tightened credit within China led customers to delay their payment and delivery schedules. Although macroeconomic conditions adversely impacted our third quarter financial results and caused a buildup in inventory, we view this disruption as temporary and believe the strength of product lineup, robust pipeline and sound strategy will drive value in the long term. Contract value in the third quarter was up almost 32% over the same period in 2010, signifying that demand remains strong and we are well positioned for future growth as customers’ credit lines are restored.

“Taking the current credit environment into consideration, we expect fourth quarter 2011 revenue to be in the range of US$10 million to US$12 million. We are closely monitoring the situation and carefully evaluating clients’ payment and credit histories to ensure timely payment and maintain healthy accounts receivable levels.”

Third Quarter 2011 Financial Results

Revenue

Revenue for the third quarter 2011 decreased 19.31% to US$10.31 million, from US$12.78 million during the same period in 2010, primarily attributable to delays in the Company’s delivery schedule. These delays were caused by credit-tightening within China, which adversely impacted customers’ financial positioning.

Sales volume for the three months ended September 30, 2011 amounted to 645 units, a 58.31% year-over-year decrease from 1,547 units, attributable to the aforementioned delivery delays.

Revenue from plate heat exchangers, or PHEs, totaled US$4.61 million, a 39.82% decline from US$7.66 million in the second quarter of 2010. Revenue from heat exchange units was US$1.40 million, a 31.91% decrease from US$2.05 million for the same period of 2010. In addition, sales revenue from shell-and-tube heat exchangers amounted to US$0.78 million in the third quarter of 2011, down from US$1.91 million during the same period in 2010. During the third quarter of 2011, sales revenue from the Company’s new wide channel welded plate heat exchangers totaled US$1.37 million, as compared to no revenue contribution from this segment in the same period last year.

Cost of Sales

Cost of sales for the third quarter fell 19.60% to US$5.80 million from US$7.21 million in the third quarter 2010. This decrease was mainly attributable to the decline in sales volume for the third quarter of 2011.

Gross Profit and Gross Margin

Gross profit decreased 18.94% to US$4.51 million during the third quarter, from US$5.56 million for the same period in 2010. Gross profit margin for the three months ended September 30, 2011 increased to 43.75% from 43.55% in the previous period, driven by higher average unit prices as the Company improved its product mix.

Operating Expenses

Administrative expenses increased 0.25% to US$1.65 million in the third quarter, from US$1.64 million for the same period in 2010.

Research and development expenses increased 21.09% year-over-year to US$0.37 million, from US$0.30 million in the third quarter 2010. The increase was mainly due to the Company’s continued investment in the development of new products.

Selling expenses increased 26.79% to US$2.30 million for the three months ended September 30, 2011, from US$1.81 million during the same period in 2010, mainly attributable to an expansion of the sales team by 15 people and an average salary increase as a result of rising inflation in China.

This resulted in a 14.74% rise in total operating expenses to US$4.31 million in the third quarter 2011 from US$3.76 million for the same period in 2010.

Other income

Other income amounted to approximately US$0.06 million in the third quarter, down from US$0.14 million in the same period in 2010.

Loss/Income before Income Tax

Loss before income taxes was US$0.09 million for the three months ended September 30, 2011, down from US$1.78 million in income before income tax for the same period in 2010. The decrease was mainly attributable to the decrease in sales revenue and other income.

Income Tax

Income taxes decreased to US$0.09 million in the third quarter 2011 from US$0.32 million during the same period in 2010. This decrease in taxes resulted from the decline in revenue and operating profits.

Net Income

As a result of the aforementioned, net income attributable to common stockholders decreased by US$1.44 million, or 92.17%, to US$0.12 million for the three months ended September 30, 2011, from US$1.56 million for the same period in 2010.

Basic and fully diluted net income per share was US$0.01 in the third quarter 2011, compared with US$0.10 in the same period of 2010.

Liquidity

Cash and cash equivalents totalled US$3.30 million as of September 30, 2011 compared with US$5.15 million as of June 30, 2011.

For the nine months ended September 30, 2011, net cash outflow amounted to US$15.13 million, compared with a net cash outflow of US$3.67 million in the same period of 2010. The change was mainly driven by an increase in cash used in operating and investing activities. Net cash used in operating activities was US$14.20 million in the nine months ended September 30, 2011, as compared with US$4.78 million in the same period in 2010. The increase in net cash used in operating activities was mainly due to prepayments for the purchase of raw materials and staff advances in the amount of US$8.09 million in anticipation of production requirements for the upcoming fourth quarter, an US$8.25 million increase in inventory, and a US$5.57 million rise in trade receivables. Net cash used in investing activities was US$5.59 million in the nine months ended September 30, 2011, as compared with US$0.76 million in the same period in fiscal year 2010. The net cash used in investing activities during the nine months ended September 30, 2011 was primarily used for the land use rights and purchase of equipment.

Fourth Quarter 2011 Guidance

In light of the current operating environment, THT expects to generate net revenues in the range of US$10 million to US$12 million in the fourth quarter fiscal 2011, as compared with US$15.16 million in the same period of 2010. This represents the Company’s preliminary view and is subject to change.

Conference Call

THT’s senior management will host a conference call at 8:00 am (Eastern) / 5:00 am (Pacific) / 9:00 pm (Beijing) on November 22, 2011 to discuss the third quarter 2011 financial results and recent business activity. The conference call may be accessed by calling:

US Toll Free:	1-800-860-2442
International Toll:	+1 412-858-4600
Canadian Toll Free:	1-866-605-3852
China (North) Toll Free:	10-800-712-2304
China (South) Toll Free:	10-800-120-2304
Hong Kong Toll Free:	800-962475
Passcode:	THT Heat Transfer Technology

Please dial in approximately 10 minutes before the scheduled time of the call.

A replay of the conference call may be accessed by phone at the following numbers until December 2, 2011:

US Toll Free:	1-877-344-7529
International Toll:	+1 412-317-0088
Passcode:	10006288

A live webcast of the conference call and replay will be available on the investor relations page of THT's website at: http://www.tht.cn/ir.asp.

About THT Heat Transfer Technology, Inc.

Through its Chinese operating subsidiaries, THT Heat Transfer Technology, Inc. designs, manufactures and sells plate heat exchangers, shell-and-tube heat exchangers, heat exchanger units and other heat exchanger products with total heat exchange solutions. Heat exchangers play an integral part in helping customers improve energy efficiency. Used in a number of industries, THT’s products focus on energy conservation, emission reduction and other environmentally friendly applications. Its six major product categories are plate heat exchangers, shell-and-tube heat exchangers, air-cooled heat exchangers, weld plate heat exchangers, heat exchanger units and plate-and-shell heat exchangers. The Company also offers comprehensive heat exchange solutions.

THT’s in-house R&D capabilities enable it to deliver tailored products that better meet the changing demands of its customers. The Company has a strong record of delivering high-quality products and services to leading domestic and international customers. THT has completed over 3,000 projects and has provided heat exchange solutions to several Fortune 500 companies. The Company is headquartered in Siping City, Jilin Province, China. For more information, please visit the Company's website at www.tht.cn.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the risk factor sections of the Company's periodic reports that are filed with the Securities and Exchange Commission and are available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

The Company:
Mr. Jack Xiao
Investor Relations Specialist
THT Heat Transfer Technology, Inc.
Tel:+86 (434) 3266779
Email: IR@tht.cn

Investor Relations (Beijing):
Xiaoyan Su
Taylor Rafferty
Tel: +86 (10) 63100088 ext. 858
Email: tht@taylor-rafferty.com

Investor Relations (US):
Kelly Gawlik
Taylor Rafferty
Tel: +1 (212) 889 4350
Email: tht@taylor-rafferty.com

- FINANCIAL TABLES FOLLOW -

THT Heat Transfer Technology, Inc.
Unaudited Condensed Consolidated Balance Sheets
As of September 30, 2011 and December 31, 2010
(Stated in US Dollars thousands)

	September 30, 2011	December 31,2010

Assets
Current assets
Cash and cash equivalents	$3,304	$18,438
Restricted cash	3,074	1,678
Accounts receivable, net	32,183	25,652
Inventories, net	22,494	13,706
Other current assets	15,793	7,042
Total current assets	76,848	66,516
Long-term accounts receivable	1,341	1,409
Other non-current assets	13,236	7,803
Total assets	$91,425	$75,728

Liabilities
Current liabilities
Short-term bank loans	$13,746	$10,619
Other current liabilities	20,875	19,218
Total current liabilities	34,621	29,837
Long-term debt	3,749	-
Total liabilities	38,370	29,837
Total shareholders’ equity	53,505	45,953
Non-controlling interests	(450)	(62)
Total liabilities and equity	$91,425	$75,728

THT Heat Transfer Technology, Inc.
Unaudited Condensed Consolidated Statements of Income
(Stated in US Dollars thousands, except earnings per share)

	Three months ended September 30,
	(unaudited)
	2011	2010

Sales revenue	10,310	12,777
Cost of sales	5,799	7,213

Gross profit	4,511	5,564

Operating expenses
Administrative expenses	1,646	1,642
Research and development expenses	365	301
Selling expenses	2,301	1,815

Total operating expenses	4,312	3,758

Operating income	199	1,806
Interest income	11	4
Other income	62	137
Financial costs	(361)	(170)

Loss/income before income taxes	(89)	1,777
Income taxes	(89)	(324)

Net income (loss) before non-controlling interests	(178)	1,453
Net loss attributable to non-controlling interest	300	106

Net income attributable to the equity stockholders	122	1,559

Earnings per share attributable to THT Heat Transfer Technology Inc. common stockholders	$0.01	$0.10

Weighted average number of shares outstanding
- Basic and diluted	20,453,500	16,000,000

THT Heat Transfer Technology, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
For the nine months ended September 30, 2011 and 2010
(Stated in US Dollars thousands)

	Nine months ended September 30,
	(unaudited)
	2011	2010
Net cash used in operating activities	$(14,201)	$(4,780)
Net cash used in investing activities	(5,587)	(765)
Net cash provided by financing activities	4,362	1,810
Effect of exchange rate changes on cash and cash equivalents	292	63
Net decrease in cash and cash equivalents	(15,134)	(3,672)
Cash and cash equivalents at beginning of the period	18,438	5,380
Cash and cash equivalents at end of the period	3,304	1,707